Exhibit 99.1

The Home Depot Reports Fiscal 2000 Earnings of $1.10 Per Share; Fourth Quarter Earnings Per Share of $0.20

ATLANTA, February 20, 2001 — The Home Depot (NYSE: HD), the world’s largest home improvement retailer, today reported fiscal 2000 net earnings rose 11% to $2.6 billion ($1.10 per diluted share) for fiscal 2000, from $2.3 billion ($1.00 per diluted share) for fiscal 1999.

For the year ended Jan. 28, 2001, sales increased 19% to $45.7 billion compared with $38.4 billion for the year ended Jan. 30, 2000. The company opened 204 stores during the year, including two additional Villager’s Hardware stores, one Home Depot Floor Store, new entries into the Argentina and Quebec markets, and continued expansion of the EXPO Design Center concept. Comparable sales for the year rose 4%.

Sales for the fourth quarter of fiscal 2000 totaled $10.5 billion, an increase of 14% from the fourth quarter of fiscal 1999. Comparable store sales for the fourth quarter of fiscal 2000 were flat and were negatively impacted by approximately two percent due to deflation in lumber pricing, which reached an eight-year low during the quarter, as well as deflation in building materials retail pricing. Sales comparisons were also negatively affected by demand for Y2K-related products over the second half of fiscal 1999. Net earnings for the quarter totaled $465 million ($0.20 per diluted share), a decline of 20% from net earnings of $578 million ($0.25 per diluted share) for the fourth quarter of fiscal 1999.

“The uncertainty of the current economy continues to put tremendous pressure on consumer spending. However, we are confident of our ability to control operating expenses while rolling out major innovative merchandising and customer service programs and opening 200 new stores during the coming year,” said Robert L. Nardelli, President and CEO of The Home Depot.

“We are very focused on new and expanded innovative sales programs for each store,” he said. “For example, our program to grow professional customer sales will continue to be aggressively rolled out. We’ve also announced an aggressive appliance program that will more than double our sales activity in this category during the coming year. We have a strong product lineup for lawn and garden, and we have already seen tremendous customer acceptance of our new lines of outdoor power equipment. We are accelerating the rollout of our new Service Performance Improvement (SPI) initiative, which will allow our associates to further enhance our customers’ shopping experience. SPI will not only improve customer service immediately, but will increase our ability to support sales growth in each of our stores.

“The Home Depot is the market leader in home improvement because of our ability to use our financial strength to meet the customers’ needs regardless of the economic environment,’’ said Nardelli. ‘‘Our emphasis on one-on-one customer support is our hallmark, and we will continue to distance ourselves from the competition in market share, productivity and profitability. As we manage through the realities of the current economic environment, our financial strength enables us to maintain a very positive long-term outlook for the company and its shareholders.”

The Home Depot indicated it is comfortable with the current Wall Street earnings consensus of $0.26 earnings per share for the first quarter of fiscal 2001.

The Home Depot will conduct a conference call to discuss information included in this news release and related matters at 9 a.m. EST on Tues., Feb. 20. The conference call is available for analysts and institutional investors at (719) 457-2633, and the passcode is 769768. The conference call will be available simultaneously and in its entirety to all other interested investors and the news media through a webcast at , and will be available through replay at www.homedepot.com under Financial Information for three days.

Home Depot’s expectations regarding business conditions and company performance in the future, as well as other information in this press release, may constitute “forward-looking statements"' as defined under the Private Securities Litigation Reform Act of 1995. These types of statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the company’s historical experience and its present expectations or projections. These risks and uncertainties include, but are not limited to, unanticipated weather conditions, stability of costs and availability of sourcing channels, our ability to attract, train and retain highly-qualified associates, conditions affecting the availability, acquisition, development and ownership of real estate, general economic conditions, the impact of competition, and regulatory and litigation matters. Caution should be taken not to place undue reliance on any such forward-looking statements, since such statements speak only as of the date of the making of such statements. Additional information concerning these risks and uncertainties are contained in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended Jan. 30, 2000.

Founded in 1978, The Home Depot ended the fiscal year with 1,134 retail outlets, including 1,029 Home Depot stores in the United States, 67 Home Depot stores in Canada, and 7 Home Depot stores in South America. The company also operates 26 EXPO Design Centers, four Villager’s Hardware stores and one Home Depot Floor Store outlet. The Home Depot was recently named sixth in the Top 10 Most Admired Companies by Fortune magazine, which has also ranked it as America’s Most Admired Specialty Retailer for eight consecutive years. Home Depot stock is publicly traded (NYSE:HD) and is included in the Dow Jones Industrial Average and the Standard & Poor’s 500 Index.

THE HOME DEPOT, INC.
STATEMENT OF EARNINGS
FOURTH QUARTER
(Unaudited)
(Amounts in Millions Except Per Share Data)

	Three Months		Twelve Months
	Ended		Ended

	1-28-01	1-30-00	1-28-01	1-30-00

NET SALES	$10,463	$9,174	$45,738	$38,434

COST OF MERCHANDISE SOLD	7,246	6,252	32,057	27,023

GROSS PROFIT	3,217	2,922	13,681	11,411

OPERATING EXPENSES:

Selling and Store Operating	2,195	1,765	8,513	6,819

Pre-Opening	48	35	142	113

General & Administrative	215	192	835	671

TOTAL OPERATING EXPENSES	2,458	1,992	9,490	7,603

OPERATING INCOME	759	930	4,191	3,808

INTEREST AND INVESTMENT INCOME	6	12	47	37

INTEREST EXPENSE	(5)	(4)	(21)	(41)

INTEREST, NET	1	8	26	(4)

EARNINGS BEFORE INCOME TAXES	760	938	4,217	3,804

INCOME TAXES	295	360	1,636	1,484

NET EARNINGS	$465	$578	$2,581	$2,320

BASIC EARNINGS PER SHARE	$0.20	$0.25	$1.11	$1.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,322	2,303	2,315	2,244

DILUTED EARNINGS PER SHARE (Note 1)	$0.20	$0.25	$1.10	$1.00

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING ASSUMING DILUTION - (Note 1)	2,351	2,351	2,352	2,342

	Selected Highlights

CUSTOMER TRANSACTIONS	220	195	937	797

AVERAGE SALE PER TRANSACTION ($)	$47.25	$46.61	$48.65	$47.87

WEIGHTED AVG. WEEKLY SALES PER STORE (000’s)	$733	$778	$864	$876

SQUARE FOOTAGE — END OF PERIOD	—	—	123	100

CAPITAL EXPENDITURES	$924	$803	$3,574	$2,618

DEPRECIATION AND AMORTIZATION	$164	$125	$601	$463

	Selected Balance Sheet Information

	1-28-01	1-30-00
Cash and Short-Term Investments	$177	$170

Merchandise Inventories	6,556	5,489

Current Assets	7,777	6,390

Property and Equipment, Net	13,068	10,227

Total Assets	21,385	17,081

Current Liabilities	4,385	3,656

Long-Term Debt	1,545	750

Stockholders’ Equity	15,004	12,341

      Note 1: For purposes of calculating diluted earnings per share for January 30, 2000, net earnings have been adjusted ($1 million for the fourth quarter and $16 million for the year-to-date) for tax effected net interest and issue costs on the Company’s 3-1/4% Convertible Subordinated Notes prior to conversion to equity in October 1999. In addition, Weighted Average Common Shares Outstanding Assuming Dilution includes the effect of potentially dilutive shares related to the Company’s 3-1/4% Convertible Subordinated Notes (prior to conversion to equity)and various employee stock plans.